Exhibit 6.4

AMENDED AND RESTATED MASTER LICENSE AGREEMENT

THIS AMENDED AND RESTATED MASTER LICENSE AGREEMENT dated November 4, 2019, but effective as of August 30, 2019 (this “Agreement”) by and between Robert Kirkman, LLC, a Kentucky limited liability company (hereinafter referred to as “RKL”), and Skybound, LLC, a California limited liability company (together with any of its affiliated, associated, or subsidiary companies, “Skybound”).

RECITALS:

A. RKL owns the copyrights in and has the right to exploit the concept and comic book series properties listed on Schedule A, including the stories, universe and characters contained therein and any likeness, symbols, design, trademarks and visual representations related thereto (the individual components thereof and the collective components, shall hereinafter be referred to as the “Property”); and

B. Skybound desires to serve as the exclusive licensee, and RKL desires to grant Skybound the exclusive license, for the commercialization of the Property as set forth herein or otherwise agreed by the parties, including the manufacture, advertising, sale, development, production, promotion and distribution of merchandise, video games and other articles (the “Articles”).

AGREEMENT

NOW THEREFORE, in consideration of the premises and the mutual covenants of the parties hereinafter set forth, it is agreed as follows:

1. Rights.

1.1. Skybound’s Manufacturing and Sale of Articles. RKL hereby grants to Skybound, and Skybound hereby accepts, the exclusive right, license and privilege of commercializing the Property, upon the terms and conditions hereinafter set forth, solely and only upon and in connection with the manufacture, advertising, sale development, production, promotion and distribution of the Articles. RKL agrees that during the term of this Agreement, RKL shall grant no other merchandising licenses in and to the Property without regard to the territory and Articles for which Skybound is licensed hereunder.

1.2. Right to Sublicense. RKL hereby grants to Skybound, during the term of this Agreement, the exclusive right to represent RKL throughout the territory with respect to the commercialization, licensing and sublicense of the Articles to unrelated third parties (the “Third Parties”). In this regard, Skybound shall be authorized to present, negotiate, and enter into licensing arrangements and partnerships with Third Parties, subject to Section 6 below.

1.3. Other Obligations. The grant of rights by RKL contained herein is subject to any grant of rights in the Property made in connection with any motion picture, television or other audio-visual project based on the Property, including without limitation, pursuant to any first look or overall agreement entered into by RKL (or its affiliate) (a “Motion Picture Project”) now or in the future; provided that Skybound produces any such Motion Picture Project, other than the grant of rights in The Walking Dead to AMC.

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1.4. Motion Picture Projects. During the Term (as defined below), Skybound shall act as the exclusive administrator of RKL in connection with any Motion Picture Projects based on each Property. Accordingly, RKL will not transfer, sell or assign any rights in any Motion Picture Project based on any Property unless Skybound is engaged to render producing services on such Motion Picture Project. The parties acknowledge that a studio, network, distributor or other financier (each, a “Buyer”), may require RKL to enter into rights agreements directly with such Buyer in respect of a Motion Picture Project based on a Property, and in such case, RKL may enter into such rights agreements, so long as Skybound is engaged to render producing services on such Motion Picture Project.

1.5. Schedule A. The parties acknowledge and agree that Schedule A (a) shall be automatically amended from time to time to include any comic book series or comic book concepts created in the future by Robert Kirkman and (b) may be amended from time to time as otherwise agreed in writing (email to suffice) by the parties to add any additional properties owned by RKL.

2. Term. The term of this Agreement (the “Term”) shall be for a period of seven (7) years, commencing on the date hereof, unless sooner terminated in accordance with the provisions hereof. In the event that Skybound is successful in commercializing or licensing to Third Parties during the Term of this Agreement, this Agreement shall be automatically extended to run concurrently with the term of any agreement with such Third Party.

3. Territory. The license granted hereunder shall be worldwide.

4. Royalty.

4.1. Royalty. In consideration of the rights granted under this Agreement, except as otherwise mutually agreed in writing, Skybound shall pay to RKL, for all sales and distribution by Skybound, during the Term of this Agreement and during the Sell-Off Period (as defined in Section 14), for the Articles covered by this Agreement, a fee in the amount recited in the attached Schedule B based on (a) Skybound’s Net Sales for Articles (other than video games and apps) manufactured and sold by Skybound, (b) Skybound’s Gross Revenue for Articles (other than video games and apps) that are licensed or sublicensed to Third Parties, and (c) Skybound’s Gross Revenue for Articles that are video games and/or apps (collectively, the “Royalty”).

4.2. Royalty Period. The Royalty owed to RKL by Skybound shall be calculated semi- annually (i.e., January through June, and July through December of each calendar year) during the Term of this Agreement (the “Royalty Period”). Royalties shall be due and payable by Skybound to RKL within forty-five (45) days after the end of each Royalty Period.

4.3. Royalty Statement. Each Royalty Statement shall be broken down in reasonable detail into the Royalty Period to which it applies, and for the cumulative amounts from the inception of Skybound’s fiscal year to which it applies, and the amount for the specified Royalty Period, the following: gross receipts and any applicable deductions as allowed pursuant to Section 4.4, at a minimum, will have the same reporting requirements as Skybound, and reportable Net Sales and Royalties owed and payments received in connection with Articles covered by this Agreement (including from Third Parties). The receipt or acceptance by RKL of any Royalty Statement, Royalty payments made, or otherwise, shall not prevent RKL from subsequently challenging the validity or accuracy of such statement or payment, and shall not constitute RKL’s waiver of any breach of this License Agreement by Skybound.

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4.4. Net Sales. “Net Sales” shall mean (i) the gross income received by or credited to Skybound (exclusive of any and all sales, Value Added Tax (“VAT”), excise, local privilege or any other taxes collected from customers and owed or actually paid by Skybound to any government entity, net of any amount credited to or deductible by Skybound) in respect of any Articles covered by this Agreement, including all income generated as a result of the commercialization, sale, or licensing of the Property (“Gross Sales”), less in all cases (ii)(a) all costs of manufacture of the Licensed Products, (b) any and all shipping, handling, insurance and storage charges incurred in connection with the Licensed Products, (c) any and all costs of selling, advertising, marketing, publicizing, promoting and/or distributing the Licensed Products, (d) all reasonable and customary discounts and allowances for the Licensed Products actually given, and (e) any bona fide returns actually made or allowed, or credits actually issued in lieu of returns. Notwithstanding anything to the contrary herein, for purposes of calculating Net Sales, the amounts deductible under subsections (ii)(d) and (e) together shall not for any Royalty Period exceed ten percent (10%) of Gross Sales. In the event that such amounts exceed ten percent (10%) of Gross Sales, then in lieu of the calculations contemplated in the first sentence of this Section 4.4, Net Sales for such Royalty Period shall be calculated by deducting from Gross Sales ten percent (10%) of Gross Sales for such Royalty Period. All such costs shall be borne solely by Skybound. Except as expressly provided in (ii)(a) through (e), no other amounts shall be deducted from Gross Sales for the purpose of calculating Net Sales.

4.5. Tax Favorable Treatment. Skybound shall reasonably cooperate with RKL, at no cost or expense to the Skybound, in connection with the efforts of RKL to obtain tax-favorable status with respect to the Royalty.

5. Quality of Articles. Skybound agrees that the Articles covered by this Agreement shall be of a high standard and of such style, appearance and quality as to be adequate and suited to their exploitation to the best advantage and to the protection and enhancement of the Property and the goodwill pertaining thereto; that such Articles will be manufactured, sold and distributed in accordance with all applicable Federal, State and local laws; that the policy of sale, distribution and exploitation by Skybound shall be of a high standard; and that the same shall in no manner reflect adversely upon the Property. The quality and style of such Articles as well as any carton, container, packing or wrapping material, tag, label or imprint, and all advertising, promotional and display material, shall be subject to the approval of RKL, which shall not be unreasonably withheld. To this end, Skybound shall notify RKL in writing of the creation of the following, and upon RKL’s request, furnish RKL free of cost, for its approval, one (1) prototype sample of (a) each Article; (b) each type of carton, container, packing and wrapping material used with each Article; (c) each tag, label, imprint or other device used in connection with each Article; and (d) all advertising, promotional or display material bearing or referring to the Property and/or each Article. Such approval shall not be unreasonably withheld. In the event RKL fails to approve in writing any of the samples of the Articles or materials furnished to RKL within five (5) business days from the date of receipt thereof, the Articles or materials shall be deemed to be approved. After samples have been approved pursuant to this paragraph, Skybound may continue to use and reuse as authorized hereunder and shall not depart therefrom in any material respect without the express prior written consent of RKL. From time to time after Skybound has commenced selling the Articles and upon RKL’s written request, Skybound shall furnish without cost to RKL additional random samples of each article being manufactured and sold by Skybound hereunder, together with the materials listed in (b) through (d) above.

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6. Third-Party License Agreements. All such license and/or other partnership agreements with Third Parties shall be between the applicable Skybound entity and Third Party; provided that (a) all creative decisions regarding the Articles remain subject to RKL’s prior written approval, (b) any material financial and/or business terms in respect of the Articles that are inconsistent with Skybound’s precedent and/or customary market norms are subject to RKL’s prior written approval, such approval not to be unreasonably withheld, (c) as between the parties, Skybound shall be responsible in all respects for all acts and omissions of such Third Parties; (d) Skybound shall use reasonable efforts to require each Third Party to agree in writing that RKL is an intended third- party beneficiary of its agreement with Skybound (to the extent applicable as provided herein) and (e) Skybound shall require each Third Party to agree in writing to terms similar to those set forth in Section 8.2 regarding any new content based on the Property created by any such Third Party (to the extent applicable).

7. Audit. Skybound agrees to keep accurate books of account and records at its principal place of business covering all transactions relating to the license hereby granted, and RKL and its duly authorized representatives at RKL’s expense shall have the right at all reasonable hours of the day and upon reasonable notice, but not more than one time per calendar year, to an examination of said books of account and records and of all other documents and material in the possession or under the control of Skybound with respect to the subject matter and terms of this Agreement. RKL shall have free and full access thereto for said purpose and for the purpose of making extracts therefrom. All books of account and records shall be kept available for at least three (3) years after the termination of this Agreement (as it may be extended pursuant to Section 2 above).

8. Ownership and Goodwill of the Property.

8.1. RKL Property. The parties acknowledge and agree that RKL shall be the sole owner of all right, title, and interest in and to the Property. Skybound recognizes the great value of the goodwill associated with the Property, and acknowledges that the Property and all rights therein, and goodwill pertaining thereto, belong exclusively to RKL. Skybound agrees that it will not during the term of this Agreement or thereafter attack the title or any rights of RKL in and to the Property.

8.2. New Content. All rights any original content therein that is explicitly related to and/or incorporates any of the Property (which may include, without limitation, original artwork, new characters, and the like) created by or on behalf of Skybound and/or any Third Party in connection with the Articles and/or any other exploitation of the Property hereunder, including without limitation all intellectual property rights therein (the “New Content”), shall be deemed a “work made for hire” within the meaning of the United States Copyright Law, with RKL being deemed the sole author of thereof and the owner of all rights of every kind or nature whatsoever therein, whether now known or hereafter devised with the right to make all uses of such New Content throughout the universe and all changes therein as RKL deems necessary or desirable. If or to the extent the New Content is not recognized to be a “work made for hire,” then Skybound irrevocably and absolutely assigns to RKL all rights, interest and title (including without limitation all copyrights, and all renewals and extensions thereof as may exist now or in the future), in and to the New Content throughout the universe and in perpetuity. Skybound will, upon RKL’s request, execute, acknowledge and deliver to RKL any and all documents consistent with this Agreement, which RKL may reasonably deem necessary to evidence and effect all or any of RKL’s rights hereunder. Skybound irrevocably appoints RKL as Skybound’s attorney-in-fact with full power to execute, acknowledge, deliver and record in the U.S. Copyright Office or elsewhere any and all such documents that Skybound fails to execute, acknowledge and deliver within ten (10) business days from receipt of RKL’s request to do so, unless a shorter time is reasonably required by RKL. Any such assignment, transfer or conveyance shall be without other consideration than the mutual covenants and considerations of this Agreement. Skybound hereby agrees that its every use of such Property shall inure to the benefit of RKL and that Skybound shall not at any time acquire any rights in such Property by virtue of any use it may make of such Property.

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8.3. The parties acknowledge and agree that, except for the Property and the New Content as set forth in Section 8.1 and 8.2, Skybound shall otherwise retain and own all rights, title and interest in and to the Articles and all other intellectual property created by or on behalf of Skybound to the extent not related to or incorporating the Property, including without limitation, (i) software, source code, executable code, data files, underlying technology and/or related technical documentation and (ii) any generic reusable content that does not in any way incorporate any of the Property (which may include, without limitation, generic artwork, background characters, sound recordings and music).

8.4. Intellectual Property Protection. Skybound agrees to assist RKL, at RKL’s request and expense, to the extent necessary in the procurement of any protection or to protect any of RKL’s rights to the Property, and RKL, if it so desires, may commence or prosecute any claims or suits in its own name, or in the name of Skybound (if Skybound approves in writing), or join Skybound as a party thereto and Skybound shall notify RKL in writing of any infringements or imitations by others of the Property on Articles similar to those covered by this Agreement which may come to Skybound’s attention, and RKL shall be taken on account of any such infringements or imitations. Skybound shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of RKL to do so which consent shall not be unreasonably withheld. All costs and expenses, including legal fees, incurred in connection with any such suits which are so instituted by Skybound with the consent of RKL shall be borne solely by RKL. Notwithstanding the foregoing, Skybound shall not be compelled to commence litigation in order to protect RKL’s rights to the Property, nor be required to bear the costs incurred in any litigation commenced by RKL. In the event RKL elects to commence litigation to protect its rights in the Property against third parties, RKL shall bear all expenses incurred in connection therewith.

9. Liability, Indemnification.

9.1. RKL’s Indemnification. RKL represents and warrants that it has the right to grant to Skybound the rights licensed hereunder; that it has no knowledge or notice of any actions pending or threatened which impair its right to grant the rights licensed hereunder; and that the rights licensed hereunder do not violate any obligations of RKL to any third parties. RKL hereby indemnifies Skybound and parent, subsidiary and affiliated companies, and officers, directors and employees of each of the foregoing and each of them, and undertakes to hold them harmless against any and all claims, demands, causes of action and judgments (including reasonable outside attorneys fees) (“Claims”) to the extent arising from or related to any breach by RKL of any warranty or representation made by RKL hereunder arising solely out of the use by Skybound or a Third Party of the Property as authorized in this Agreement, including but not limited to loss or damage resulting from copyright, design patent and trademark infringement, provided that said breach(es) does (do) not occur as a result of the gross negligence of Skybound and that prompt notice is given to RKL of any such claim or suit and, provided further, that RKL shall have the option to undertake and conduct the defense of any suit so brought. RKL’s obligations pursuant to the foregoing sentence shall be limited to and payable only out of royalties received by it hereunder.

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9.2. Skybound’s Indemnification. Except to the extent RKL is required to indemnify Skybound above, Skybound hereby agrees to defend, indemnify and hold RKL and/or any of its related entities or officers, directors or employees harmless against any and all Claims to the extent arising out of any breach of any warranties or representations made by Skybound herein and/or Skybound’s design, manufacture, distribution, shipment, advertising, promotion, offering for sale and/or sale of the Property and/or the Articles and any promotional and packaging material therefor or out of any act by Skybound not authorized herein, provided that said claims are not a result of the gross negligence of RKL and that prompt notice is given to Skybound of any such claim or suit and. With respect to the foregoing indemnity, Skybound agrees to defend and hold RKL and parent, subsidiary and affiliated companies, and officers, directors and employees harmless at no cost or expense to RKL whatsoever including, but not limited to, reasonable outside attorneys’ fees and court costs. RKL shall have the right to defend such action or proceeding with attorneys of its own selection and satisfactory to Skybound.

10. Advertising, Promotion, Approvals. In the event that any Article is marketed in a carton, container and/or packing or wrapping material, each and every tag, label, imprint or other device where practical and customary (and in any event whenever and wherever Skybound’s or any Third Party’s credit, logo, and/or legal notices appear) shall contain RKL’s credits, logo (if any), copyright and trademark notices as appropriate and Skybound shall notify RKL in writing of any advertising, promotional or display material bearing the Property, which upon RKL’s request upon receipt of such notice shall be submitted by Skybound to RKL for express written approval prior to use by Skybound. Such submission and approval requirement shall be deemed satisfied to the extent previously complied with pursuant to Section 5 hereof. Such approval shall not be unreasonably withheld. Items not approved in writing by RKL within five (5) business days of receipt shall be deemed approved. After any such materials have been approved pursuant to this paragraph, Skybound may continue to use and reuse as authorized hereunder and shall not depart therefrom in any material respect without the express prior written consent of RKL. Skybound agrees to cooperate fully and in good faith with RKL for the purpose of securing and preserving RKL’s rights in and to the Property. In the event there has been no previous registration of the Property and/or Articles and/or any material relating thereto, RKL shall be entitled to register such as a copyright, trademark and/or service mark in the appropriate class in such name as RKL may designate, at RKL’s sole cost and expense.

11. Skybound Reasonable Efforts—Distribution Policies. Skybound agrees that during the term of this license, it will at the sole cost and expense of Skybound diligently license, manufacture, distribute and sell the Articles covered by this Agreement and that it will use its reasonable efforts to make and maintain adequate arrangements for the distribution of the Articles.

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12. Termination for Breach. Without prejudice to any rights either party may have at law or in equity, if either party (the “Breaching Party”) is in material breach of any term or condition of this Agreement and fails to cure such material breach within thirty (30) days after the date of receipt of written notice from the other Party (the “Non-Breaching Party”), then the Non- Breaching Party shall have the right to terminate this Agreement immediately upon the expiration of such thirty (30) day period upon delivery of written notice to the Breaching Party. Notwithstanding the foregoing, in the event a breach is not curable, the Non-Breaching Party shall have the right to terminate this License Agreement immediately upon written notice to the Breaching Party.

13. Bankruptcy. If Skybound files a petition in bankruptcy or is adjudicated a bankrupt, or if a petition in bankruptcy is filed against Skybound which is not dismissed within thirty (30) days, or if it becomes insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if Skybound discontinues its business or if a receiver is appointed for it or its business, who is not discharged within thirty (30) days, the license hereby granted shall automatically terminate forthwith without any notice whatsoever being necessary. In the event this license is terminated under this paragraph, Skybound, its receivers, representatives, trustees, agents, administrators, successors and/or permitted assigns shall have no right to sell, exploit or in any way deal with or in any Articles covered by this Agreement, or any carton, container, packing or wrapping material, tag, label, imprint or other device, or advertising, promotional or display material pertaining thereto, except with and under the special consent and instructions of RKL in writing which they shall be obliged to follow. Termination of the license under the provisions of this paragraph shall be without prejudice to any rights which RKL may otherwise have against Skybound. The foregoing shall not be construed to limit Skybound’s rights vis-à-vis RKL under the bankruptcy laws in the event of RKL’s bankruptcy.

14. Statement of Inventory—Sell-off. At any time upon reasonable notice and request of RKL, a statement showing the number and description of Articles covered by this Agreement on hand or in process shall be furnished by Skybound to RKL, and at reasonable times and in a reasonable manner RKL shall have the right to take a physical inventory to ascertain or verify such inventory and statement. After termination of the license under this Agreement, and except as otherwise provided in this Agreement, Skybound may dispose of Articles covered by this Agreement which are on hand or in process at the time notice of termination is received for a period of six (6) months after notice of termination, provided Royalties with respect to that period are paid and statements are furnished for that period. Skybound may dispose of any Articles covered by this Agreement which are on hand at the time this Agreement expires by its terms for a period of six (6) months after such expiration date, provided advances and Royalties with respect to that period are paid and statements are furnished for that period. Within said six (6) month period, Skybound may return Articles covered by this Agreement to vendors with which Skybound is in business, and said vendors may during and after said six (6) month period sell the Articles, provided Skybound has furnished statements to RKL and provided royalties on such Articles. During such six (6) month period, and thereafter, RKL may license the use of the Property in any manner at any time anywhere in the world. Notwithstanding anything to the contrary herein, Skybound shall not manufacture, sell or dispose of any Articles covered by this license after termination by RKL if Skybound: departs from the quality and style approved by the RKL; fails to make timely Royalty Payments subject to Section 4 herein; or commits any other material breach of this Agreement. Except as aforesaid in this Section 14, after the expiration or termination of this license, all rights granted to Skybound hereunder shall forthwith revert to RKL, which shall be free to license others to use the Property in connection with the manufacture, sale and distribution of the Articles covered hereby and Skybound will refrain from further use of the Property or any further reference to it direct or indirect in connection with the manufacture, sale or distribution of Skybound’s products. Skybound acknowledges that its failure (except as otherwise provided herein) to cease the manufacture, sale or distribution of the Articles covered by this Agreement or any class or category thereof at the termination or expiration of this Agreement will result in immediate and irremediable damage to RKL and to the rights of any subsequent RKL licensee. Skybound acknowledges and admits that there is no adequate remedy at law for failure to cease manufacture, sale or distribution, and Skybound agrees that in the event of such failure RKL shall be entitled to equitable relief by way of temporary and permanent injunctions and such other relief as any court with jurisdiction may deem just and proper.

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15. No Warranty Re Sale. Neither party may make any warranty or representation as to the amount of gross sales or net sales or profits either will derive hereunder.

16. Assignment. Except as provided herein, the license hereby granted is and shall be personal to the Skybound, and unless RKL consents in writing, shall not be assignable by any act of the Skybound or by operation of law. RKL shall have the right to assign this Agreement, in which event RKL shall be relieved of any and all obligations hereunder, provided such assignee shall assume this Agreement and all rights and obligations hereunder in writing, and provided that as to the obligations of RKL (as opposed to the right to receive royalties) hereunder, Skybound shall have the right of approval over such assignee, which shall not be unreasonably withheld.

17. Notices. Any notice, approval or report required or permitted under the terms of this License Agreement shall be in writing and sent by certified or registered mail, postage prepaid, return receipt requested, or by facsimile or email transmission with confirmation (with a copy of such notice sent by other permitted method of delivery), sent by certified or registered mail, postage prepaid, return receipt requested, or by courier (e.g. Federal Express, UPS, DHL, and the like) with confirmation of receipt by signature requested. Notice to the parties shall be addressed as follows:

To RKL:

Robert Kirkman, LLC

Attn: Robert Kirkman

9570 Pico Boulevard

Los Angeles, CA 90035

With a copy to:	Katz Golden Rosenman, LLP
2001 Wilshire Boulevard, Suite 400
Santa Monica, CA 90403
Attention: Shep Rosenman/Lee Rosenbaum
shep@kgrllp.com/lee@kgrllp.com

To Skybound:

Skybound, LLC

Attn: David Alpert

9570 W. Pico Blvd.

Los Angeles, CA 90035

da@skybound.com

With a copy via email to: legalish@skybound.com

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18. General Provisions.

18.1. Relationship of Parties. Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and Skybound shall have no power to obligate or bind RKL in any manner whatsoever, except as set forth herein.

18.2. Entire Agreement. This Agreement and the Schedules that are attached hereto and made a part hereof represent the entire understanding between the parties hereto with respect to the subject matter hereof and this Agreement supersedes all previous representations, understandings or agreements, oral or written, between the parties with respect to the subject matter hereof.

18.3. Modification. This Agreement may only be amended, or the terms or covenants hereof waived or modified, by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. The failure of either party to require performance of any provision hereof shall not affect the right at another time to enforce the same, or other provisions of the Agreement.

18.4. No Franchise. The parties acknowledge and agree that this Agreement is an intellectual property rights license agreement and does not constitute, and shall not be construed as, a franchise agreement. The parties further acknowledge and agree that state and federal franchise laws do not and shall not apply to this Agreement or to the relationship between the parties and their respective rights and obligations hereunder. The parties agree that, due to their respective business backgrounds and prior licensing experience, they do not need the protection of state or federal franchise laws.

18.5. Attorneys’ Fees. If legal proceedings are commenced to enforce any of the provisions of this Agreement, or any rights existing hereunder, in addition to any damages which may be claimed, the prevailing party shall be entitled to an award of costs and reasonable attorneys’ fees incurred by it in connection with the prosecution or defense of such action.

18.6. No Waiver. No delay or omission by a party hereto in the exercise of any right or to pursue any remedy shall impair or be construed as a waiver of such right or remedy or any default or acquiescence therein. No waiver of any breach of any provision of this License Agreement will be deemed a waiver of any prior or subsequent breach thereof, or of any other provision. No extension by a party of a time for performance by the other party will be deemed an extension of time for any other performance by such party.

18.7. Press Releases. RKL and Skybound shall jointly develop and agree upon any press releases or other public statements to the media, if any, to be released upon or after execution of this Agreement.

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18.8. Survival. The invalidity of any provision of this Agreement shall not impair or affect the validity of the remaining portions hereof, and this Agreement shall be construed as if such invalid provision had not been included herein.

18.9. No Construction Against Drafter. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

18.10. Counterparts. This Agreement may be executed in any number of copies by the different parties hereto on separate counterparts. An executed separate counterpart shall have the same force and effect as the original of this Agreement. In the event that any signature is delivered by facsimile transmission or by electronic mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

18.11. Governing Law/Arbitration. This Agreement shall be construed according to the laws of the State of California, without reference to its principles of conflict of laws. The parties agree that any and all disputes or controversies arising out of or related in any manner to this Agreement and/or arising under this Agreement, any of its terms, or the subject matter of this Agreement, including any effort by any party to enforce, interpret, construe, rescind, terminate or annul this Agreement, or any provision thereof (including the determination of the scope or applicability of this Agreement to arbitrate, any claims concerning the validity, interpretation, effect or violation of this Agreement, violation of any federal, state, or local law, any tort, and/or any other aspect relating to this Agreement or the subject matter of this Agreement) shall be resolved by binding arbitration before a single, neutral arbitrator, who shall be experienced in the entertainment industry. All arbitration proceedings shall be conducted under the auspices of JAMS, under its streamlined arbitration rules and procedures, or subsequent versions thereof, through its Los Angeles, California office. The parties agree that the arbitration proceedings, testimony, discovery and documents filed in the course of such proceedings, including the fact that the arbitration is being conducted, will be treated as confidential and will not be disclosed to any third party except as required by applicable law. The arbitrator’s decision and award must be in writing, specifying the essential findings and conclusions on which the award is based, and shall be binding and final on both parties. Each party agrees that it is responsible for its pro rata share of JAM’s arbitration fee (including the fee of the arbitrator); provided, however, that the arbitrator may, nonetheless, allocate any or all of such fees among the parties at his/her discretion as part of his or her decision and/or award.

18.12. Cessation of Approval Rights. Notwithstanding anything to the contrary contained in this Agreement, all approval rights of RKL set forth in Sections 1.2, 5, 6, 10 and 16 of this Agreement shall terminate upon Robert Kirkman’s death or if Robert Kirkman shall become “Disabled” (as such term is defined in Skybound’s Limited Liability Company Operating Agreement).

18.13. All actions taken by Skybound or RKL prior to the date hereof in compliance with, and pursuant to, the terms and conditions of this Agreement or as otherwise agreed by the parties, are hereby ratified and confirmed.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

"RKL"

Robert Kirkman, LLC
a Kentucky limited liability company

By: ______________________________
Name: Robert Kirkman
Title: Authorized Signatory

"Skybound"

Skybound, LLC
a California limited liability company

By: ______________________________
Name: David Alpert
Title: CEO

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

"RKL"

Robert Kirkman, LLC
a Kentucky limited liability company

By: ______________________________
Name: Robert Kirkman
Title: Authorized Signatory

"Skybound"

Skybound, LLC
a California limited liability company

By: ______________________________
Name: David Alpert
Title: CEO

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SCHEDULE A

PROPERTY

The following properties are owned 100% by RKL:

“The Walking Dead”

“Invincible”

“Brit”

“Battle Pope”

“Guarding the Globe”

“Invincible Universe”

“Super Dinosaur”

“Science Dog”

“Astounding Wolf-Man”

“The Infinite”

“Outcast”

“Passenger”

“5 Year”

“Capes”

“Tech Jacket”

“Clone”

“Die!Die!Die!”

“Oblivion Song”

“Pilot Season” books, including the “Murderer,” “Stealth,” “Hardcore,” “Demonic” and “Stellar” titles.

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SCHEDULE B

ROYALTY PAYMENTS

During the Term, unless otherwise mutually agreed in writing by the parties, Skybound shall pay to RKL a royalty equal to:

A. Articles (other than video games and apps) manufactured and sold by Skybound. Skybound agrees to and shall pay RKL a Royalty of fifteen percent (15%) of the Net Sales.

B. Articles (other than video games and apps) manufactured and sold by a Third Party. Skybound agrees to and shall pay RKL a Royalty of thirty percent (30%) of the Gross Revenue. “Gross Revenue” shall include, all income received by or credited to Skybound as a result of any commercialization, sale, or licensing of such Articles (prior to the deduction of Skybound’s fees or commission).

C. Articles that are video games and apps. Skybound agrees to and shall pay RKL a Royalty of thirty percent (30%) of the Gross Revenue, unless Skybound or a Skybound affiliate is the developer and/or publisher of the video game or app, in which case the Royalty shall be subject to good faith negotiation.

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